Exhibit 99.1

Conn’s, Inc. Reports Net Sales for the Quarter Ended July 31, 2012

BEAUMONT, Texas--(BUSINESS WIRE)--August 7, 2012--Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of home appliances, furniture, mattresses and consumer electronics and provider of consumer credit, today announced its net sales for the three months ended July 31, 2012.

Net sales were $171.7 million for the three months ended July 31, 2012, an increase of $19.7 million, or 12.9%, from the same period last year. Net sales represent total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) for the quarter ended July 31, 2012 rose 21.5% over the comparable prior-year period.

Theodore M. Wright, the Company’s Chairman and CEO, commented, “We opened our new store in Waco, Texas in mid-June. The new Conn’s Home Plus store delivered solid revenues in July – positioning it within the top 10% of our 65 stores ranked on sales.”

The retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 33.5% for the quarter ended July 31, 2012, an approximate 470 basis point and 760 basis point increase over the same periods in fiscal 2012 and 2011, respectively. Retail gross margins increased sequentially each month within the current quarter. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended July 31,						Same store % change
	2012	% of Total	2011	% of Total	Change	% Change
	(dollars in thousands)
Home appliance	$51,922	30.3%	$51,479	33.9%	$443	0.9%	7.2%
Furniture and mattress	31,942	18.6%	21,361	14.1%	10,581	49.5%	57.5%
Consumer electronic	46,590	27.1%	47,407	31.2%	(817)	(1.7)%	4.6%
Home office	14,436	8.4%	10,727	7.0%	3,709	34.6%	41.5%
Other	11,134	6.5%	7,257	4.8%	3,877	53.4%	61.4%
Total product sales	156,024	90.9%	138,231	91.0%	17,793	12.9%	20.0%

Repair service
agreement commissions	12,355	7.2%	9,945	6.5%	2,410	24.2%	35.7%
Service revenues	3,273	1.9%	3,811	2.5%	(538)	(14.1)%
Total net sales	$171,652	100.0%	$151,987	100.0%	$19,665	12.9%	21.5%

The following provides a summary of items influencing the Company’s major product categories during the quarter, compared to the same quarter in the prior fiscal year:

  Home appliance sales increased during the quarter reflecting a 25.0% increase in the average selling price, partially offset by a 19.1% decrease in unit volume. Approximately one-third of the unit sales decline was attributable to the previous store closures. On a same store basis, laundry sales increased 15.4%, refrigeration sales increased 7.5% and cooking sales increased 17.4%. Milder temperatures drove a 18.9% decrease in room air conditioner sales;

  The continued growth in furniture and mattress sales was driven by enhanced presentation, product selection and increased promotional activity. The reported increase was tempered by the impact of previous store closures.
    Furniture same store sales growth was driven by a 36.5% increase in unit sales together with a 19.3% increase in the average sales price.
    Mattress same store sales also increased reflecting a favorable shift in product mix from the Company’s decision to discontinue offering low price-point products. As a result, on a same store basis, the average mattress selling price rose 78.5% and was partially offset by an 18.8% decline in unit volume;
  Consumer electronic sales decreased modestly due to the previous store closures. On a same store basis, sales rose 4.6% with growth in televisions, home theater and audio sales partially offset by a reduction in gaming hardware and accessory item sales. With the Company’s decision beginning late last year not to compete for low-priced, low-margin television sales, the same store average selling price for televisions increased 32.1%, while unit sales declined 20.5%; and
  Home office sales growth was driven by the expansion of tablet sales, as well as a 26.8% increase in the average selling price of computers. The reported increase was partially offset by the impact of store closures, a reduction in computer unit volume and lower sales of accessory items.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarterly financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Wednesday, September 5, 2012, at 10:00 A.M. CT, to discuss its earnings and operating performance for the quarter. The webcast will be available live at ir.Conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

The Company will also be presenting at the 32nd Annual Canaccord Genuity Growth Conference in Boston, Massachusetts on Tuesday, August 14, 2012 at 10:00 A.M. ET. The presentation will be webcast and can be accessed via the following link: http://wsw.com/webcast/canaccord6/conn/. Additionally, the presentation will be available for replay for 90 days following the live presentation and will be accessible via the above link or through ir.Conns.com.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 65 retail locations in Texas, Louisiana and Oklahoma: with 22 stores in the Houston area, 14 in the Dallas/Fort Worth Metroplex, seven in San Antonio, three in Austin, one in Waco, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and two in Oklahoma. The Company’s primary product categories include:

  Home appliance, including refrigerators, freezers, washers, dryers, dishwashers, ranges and room air conditioners;
  Furniture and mattress, including furniture for the living room, dining room, bedroom and related accessories and mattresses;

  Consumer electronic, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray players, video game equipment, portable audio and home theater products; and
  Home office, including desktop and notebook computers, tablets, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 61%, including down payments, of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to continue existing or offer new customer financing programs; the success of our planned opening of new stores and the update of existing stores; technological and market developments, and sales trends for our major product offerings; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed from time-to-time in our SEC reports, including but not limited to, our Annual Report on Form 10-K for our fiscal year ended January 31, 2012 and our quarterly report on Form 10-Q for the quarter ended April 30, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Brian Taylor (409) 832-1696 Ext. 3294
or
Investors:
S.M. Berger & Company
Andrew Berger (216) 464-6400